Exhibit 99.1
Liberty Latin America Reports Q3 2025 Results
Commercial momentum supporting YoY revenue growth
Strongest quarterly mobile postpaid additions in three years
Return to positive Operating Income; 7% YoY rebased Adjusted OIBDA growth
Strategic initiatives remain in focus
Denver, Colorado - November 5, 2025: Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced its financial and operating results for the three months (“Q3”) and nine months ("YTD") ended September 30, 2025.
CEO Balan Nair commented, “Q3 saw strong commercial momentum leading to YoY rebased revenue growth at Liberty Latin America."
"We continue to see particular strength in our mobile business as we push FMC. Led by Costa Rica, postpaid additions in Q3 were the highest in three years. Revenue, as we highlighted at Q2 earnings, was also helped by better momentum in B2B."
“Solid execution on cost reduction and customer base management, meanwhile, has helped maintain rebased Adjusted OIBDA expansion, growing 7% YoY in both Q3 and YTD. On a sequential basis, all operating segments registered Adjusted OIBDA growth driving LLA's Adjusted OIBDA margin to 39% for the quarter. Across the group, we have a number of cost reduction programs in flight, which will carry on into 2026."
"I also want to highlight the toll Hurricane Melissa has taken on our Caribbean communities, especially in Jamaica, where many of our employees, customers and partners live and work. We are repairing and rebuilding our critical communications infrastructure to help drive rapid economic recovery. We launched a collaboration with Starlink to deliver a direct-to-cell satellite service to further aid essential communications for our customers during this difficult period. Additionally, we expect to receive proceeds from our weather derivative in Q4, which will further support our recovery."
"On the back of the strong Q3 and YTD performance, and notwithstanding near-term storm recovery in the Caribbean, we continue to anticipate underlying seasonal strength in Adjusted FCF in the fourth quarter. Separately, we remain focused on unlocking the significant sum-of-the-parts discount embedded in the stock."

Business Highlights
•Liberty Caribbean: strong Q3 results; highlighting robust operating leverage
◦Continued FMC adoption; driving postpaid subscriber growth
◦Posted rebased Adjusted OIBDA growth of 10% YoY; margin up ~300 basis points
•C&W Panama: B2B drives Q3 top-line performance
◦Delivering rebased revenue growth of 6% YoY
◦Residential fixed and mobile subscriber growth setting stage for continued top line improvement
•Liberty Networks: best quarterly rebased revenue growth in two years
◦6% YoY rebased revenue growth in Q3, driven by subsea capacity
◦10% YoY rebased Adjusted OIBDA growth, attaining a 56% margin
•Liberty Puerto Rico: highest quarterly Adjusted OIBDA since Q4 2023
◦7% YoY rebased Adjusted OIBDA growth supported by comprehensive cost reduction
◦Launched attractive postpaid CVP in Q3; leaning into FMC
•Liberty Costa Rica: mobile momentum fueling financial growth
◦Strong quarter of postpaid mobile subscriber additions
◦Adjusted OIBDA expanded 7% YoY on a rebased basis
Hurricane Melissa
In late October 2025, Hurricane Melissa, a Category 5 hurricane, primarily impacted our Jamaican operation. As a result of the storm, Jamaica experienced significant damage to homes, businesses and infrastructure, especially in the Western half of Jamaica, with the Eastern half including Kingston seeing less long-term damage.

We anticipate adverse impacts to our financial results in Q4 2025 and into 2026. Our assessment is in the early days and will be dependent upon a number of items, including the return of power across the island.

We have had independent confirmation that our parametric insurance program for storm protection has been triggered and, as of today, we expect to receive third-party proceeds during Q4 which will be used to rebuild impacted components of our network and mitigate loss of revenue.

Financial and Operating Highlights

Financial Highlights	Q3 2025	Q3 2024	YoY Increase / (Decline)	YoY Rebased Increase / (Decline)[1]	YTD 2025	YTD 2024	YoY Increase / (Decline)	YoY Rebased Increase /(Decline)[1]

(USD in millions)
Revenue	$1,113	$1,089	2%	1%	$3,283	$3,307	(1%)	(1%)
Operating income (loss)	$188	$(380)	149%		$(17)	$(176)	90%
Adjusted OIBDA[2]	$433	$403	8%	7%	$1,255	$1,166	8%	7%
Property & equipment additions	$149	$171	(13%)		$420	$485	(13%)
As a percentage of revenue	13%	16%			13%	15%

Adjusted FCF before distributions to noncontrolling interest owners	$16	$77			$(128)	$(80)
Distributions to noncontrolling interest owners	—	(12)			(29)	(23)
Adjusted FCF[3]	$16	$65			$(157)	$(102)

Cash provided by operating activities	$178	$178			$344	$358
Cash used by investing activities	$(171)	$(231)			$(418)	$(513)
Cash used by financing activities	$85	$47			$53	$(234)
Amounts may not recalculate due to rounding.
1.Rebased growth rates are a non-GAAP measure. The indicated growth rates are rebased for the estimated impacts of FX, an acquisition and a disposal. See Non-GAAP Reconciliations section.
2.Consolidated Adjusted OIBDA is a non-GAAP measure. For the definition of Adjusted OIBDA and required reconciliations, see Non-GAAP Reconciliations section.
3.Adjusted Free Cash Flow (“Adjusted FCF”) is a non-GAAP measure. For the definition of Adjusted FCF and required reconciliations, see Non-GAAP Reconciliations section.

Operating Highlights[1]	Q3 2025	Q2 2025

Total customers	1,901,500	1,904,600
Organic customer losses	(3,100)	(2,600)
Fixed RGUs	3,978,800	3,979,400
Organic RGU (losses) additions	(600)	17,500
Organic internet additions	600	1,700
Mobile subscribers	6,682,700	6,643,600
Organic mobile additions (losses)	39,100	(84,900)
Organic postpaid additions	101,700	25,600
1.See Glossary for the definition of RGUs and mobile subscribers. Organic figures exclude RGUs and mobile subscribers of acquired entities at the date of acquisition and other non-organic adjustments, but include the impact of changes in RGUs and mobile subscribers from the date of acquisition. All subscriber / RGU additions or losses refer to net organic changes, unless otherwise noted.

Revenue Highlights
The following table presents (i) revenue of each of our segments and corporate operations for the periods indicated and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Nine months ended		Increase/(decrease)
	September 30,				September 30,
	2025	2024	%	Rebased %	2025	2024	%	Rebased %
	in millions, except % amounts
Liberty Caribbean	$368.8	$359.5	3	3	$1,099.0	$1,092.0	1	1
C&W Panama	199.1	188.0	6	6	553.4	554.4	—	—
Liberty Networks	116.7	109.9	6	6	341.7	337.5	1	2
Liberty Puerto Rico	298.2	308.2	(3)	(5)	897.9	944.0	(5)	(7)
Liberty Costa Rica	154.5	145.5	6	3	464.0	445.0	4	2
Corporate	3.5	4.5	(22)	(22)	11.2	15.5	(28)	(28)
Eliminations	(28.3)	(26.4)	N.M.	N.M.	(84.5)	(81.8)	N.M.	N.M.
Total	$1,112.5	$1,089.2	2	1	$3,282.7	$3,306.6	(1)	(1)
N.M. – Not Meaningful.
•Reported revenue for the three and nine months ended September 30, 2025 was 2% higher and 1% lower as compared to the corresponding prior-year periods, respectively.
◦Reported revenue in Q3 came from growth across all segments with the exception of Puerto Rico, which was also the principal driver of the negative YTD trends.
Q3 2025 Revenue Growth – Segment Highlights
(All growth rates are year-over-year unless otherwise specified)

•Liberty Caribbean: revenue grew 3% on both a reported and rebased basis. Fixed residential revenue increased by 5% while both residential mobile and B2B revenue increased by 2% on a rebased basis.
◦Our quarterly performance benefitted from our continued strategic focus on FMC initiatives, selected price increases over the last year, and a favorable comparison, as our business was adversely impacted by Hurricane Beryl in the prior year period.
•C&W Panama: revenue increased by 6% on a reported and rebased basis.
◦The principal driver of this performance was B2B, as we delivered 14% rebased growth, due largely to higher revenue from large enterprise and government projects. Additionally, compared to Q2 2025, B2B revenue increased by ~$20 million.
•Liberty Networks: revenue increased 6% on a reported and rebased basis driven by YoY expansion in both our wholesale and enterprise businesses, with growth in subsea capacity revenue fueling our performance.
•Liberty Puerto Rico: revenue was 3% and 5% lower on a reported and rebased basis, respectively. As seen in prior quarters, our rebased revenue decline was due principally to a 7% decrease in residential mobile and a 16% decline in B2B, resulting from the challenges with our mobile network migration which was completed last year.
◦Sequentially to Q2 2025, our revenue is 1% lower on a reported basis, or $3 million, reflecting the impact of a lower mobile and fixed customer base. However, recently introduced customer value propositions have shown traction within the market and we are focused on driving improved results during the key Q4 selling season.

•Liberty Costa Rica: revenue grew by 6% on a reported basis and 3% on a rebased basis. Rebased growth was driven by higher residential mobile revenue, primarily due to postpaid subscriber growth and higher mobile equipment sales.
Operating Income (Loss)
•We reported operating income (loss) of $188 million and $(380) million for the three months ended September 30, 2025 and 2024, respectively, and $(17) million and $(176) million for the nine months ended September 30, 2025 and 2024, respectively.
◦The improvement for both comparative periods is primarily due to (i) for the three month comparison, lower impairment charges where we had a goodwill impairment recorded at Liberty Puerto Rico during the third quarter of 2024, (ii) increases in Adjusted OIBDA, and (iii) decreases in depreciation and amortization.
Adjusted OIBDA Highlights
The following table presents (i) Adjusted OIBDA of each of our reportable segments and our corporate category for the periods indicated and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase (decrease)		Nine months ended		Increase (decrease)
	September 30,				September 30,
	2025	2024	%	Rebased %	2025	2024	%	Rebased %
	in millions, except % amounts
Liberty Caribbean	$172.5	$157.7	9	10	$519.6	$465.3	12	12
C&W Panama	71.8	68.7	5	4	205.0	190.3	8	8
Liberty Networks	65.2	59.3	10	10	183.9	181.6	1	1
Liberty Puerto Rico	95.5	88.2	8	7	264.0	228.4	16	14
Liberty Costa Rica	56.4	50.8	11	7	169.3	162.5	4	2
Corporate	(28.0)	(21.6)	(30)	(30)	(86.8)	(61.7)	(41)	(41)
Total	$433.4	$403.1	8	7	$1,255.0	$1,166.4	8	7

Operating income (loss) margin	16.9%	(34.9)%	(0.5)%	(5.3)%

Adjusted OIBDA margin	39.0%	37.0%	38.2%	35.3%
•Adjusted OIBDA for the three and nine months ended September 30, 2025 both increased by 8% on a reported basis as compared to the corresponding prior-year periods.
◦Adjusted OIBDA increased in Q3 driven by growth across all operating segments.
◦Across LLA, we have a number of cost reduction programs in flight, which are providing each of our operating segments and corporate, with enhanced operating leverage, as we streamline our operating structure and achieve cost efficiencies. These activities will carry over into 2026.
Q3 2025 Adjusted OIBDA Growth – Segment Highlights
(All growth rates are year-over-year unless otherwise specified)
•Liberty Caribbean: Adjusted OIBDA rose by 9% and 10% on a reported and rebased basis, respectively. The growth was supported in part by improved operating costs, reflecting the impact of a comprehensive efficiency and savings program over the last year. This has contributed to an Adjusted OIBDA margin of 47%, a nearly 300 basis point increase over Q3 2024.
•C&W Panama: Adjusted OIBDA increased by 5% and 4% on a reported and rebased basis, respectively, driven by B2B project revenue and network efficiencies.
•Liberty Networks: Adjusted OIBDA increased by 10% on both a reported and rebased basis, respectively, primarily due to higher revenue and lower bad debt expense, as compared to Q3 2024.
•Liberty Puerto Rico: Adjusted OIBDA increased by 8% and 7% on a reported and rebased basis, respectively, despite the aforementioned rebased revenue decline.
◦The business has been engaged in an aggressive cost-out program in 2025 and, as a result, has been able to further streamline and right size its operating structure and processes to complement its current customer base. This also supported trends sequentially with reported Adjusted OIBDA up 10% versus Q2 2025.
•Liberty Costa Rica: Adjusted OIBDA grew by 11% on a reported basis and 7% on a rebased basis. The strong rebased performance was driven by the revenue increase with costs, aside from those related to equipment sales, remaining relatively stable.
Net Income (Loss) Attributable to Shareholders
•Net income (loss) attributable to shareholders was $3 million and $(556) million for the three and nine months ended September 30, 2025, respectively, and $(436) million and $(479) million for each of the three and nine months ended September 30, 2024.

Property & Equipment Additions and Capital Expenditures
The table below highlights the categories of the property and equipment additions (P&E Additions) for the indicated periods and reconciles to cash paid for capital expenditures, net.

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
	USD in millions
Customer Premises Equipment	$38.9	$32.2	$119.9	$119.5
New Build & Upgrade	15.7	34.4	55.6	102.1
Capacity	27.2	23.0	71.2	72.6
Baseline	59.3	64.1	151.0	154.1
Product & Enablers	8.2	17.0	22.1	36.9
Property & equipment additions	149.3	170.7	419.8	485.2
Assets acquired under capital-related vendor financing arrangements	(33.5)	(45.4)	(88.9)	(117.5)
Changes in current liabilities related to capital expenditures and other	6.4	1.2	27.3	9.0
Capital expenditures, net	$122.2	$126.5	$358.2	$376.7

Property & equipment additions as % of revenue	13.4%	15.7%	12.8%	14.7%

Property & Equipment Additions:
Liberty Caribbean	$51.4	$51.2	$136.9	$150.6
C&W Panama	29.4	26.9	64.7	74.9
Liberty Networks	11.6	9.8	50.1	36.2
Liberty Puerto Rico	28.0	45.9	94.1	135.8
Liberty Costa Rica	23.7	23.3	56.2	55.3
Corporate	5.2	13.6	17.8	32.4
Property & equipment additions	$149.3	$170.7	$419.8	$485.2

Property & Equipment Additions as a Percentage of Revenue by Reportable Segment:
Liberty Caribbean	13.9%	14.2%	12.5%	13.8%
C&W Panama	14.8%	14.3%	11.7%	13.5%
Liberty Networks	9.9%	8.9%	14.7%	10.7%
Liberty Puerto Rico	9.4%	14.9%	10.5%	14.4%
Liberty Costa Rica	15.3%	16.0%	12.1%	12.4%

New Build and Homes Upgraded by Reportable Segment[1]:
Liberty Caribbean	5,400	24,000	41,700	87,800
C&W Panama	13,400	6,700	52,900	37,100
Liberty Puerto Rico	3,200	9,100	4,900	38,500
Liberty Costa Rica	800	94,600	60,800	137,500
Total	22,800	134,400	160,300	300,900
1.Table excludes Liberty Networks as that reportable segment only provides B2B-related services.

Operating Income (Loss) less Property and Equipment Additions
•Operating income (loss) less property and equipment additions was $38 million and $(550) million for the three months ended September 30, 2025 and 2024, respectively, and $(437) million and $(661) million for the nine months ended September 30, 2025 and 2024, respectively.

Adjusted OIBDA less Property & Equipment Additions
The following table presents (i) Adjusted OIBDA less property and equipment additions for each of our reportable segments and Liberty Latin America for the periods indicated and (ii) the percentage change from period-to-period.

	Three months ended		Increase/(decrease)	Nine months ended		Increase/(decrease)
	September 30,			September 30,
	2025	2024	%	2025	2024	%
	in millions, except % amounts
Liberty Caribbean	$121.1	$106.5	14	$382.7	$314.7	22
C&W Panama	42.4	41.8	1	140.3	115.4	22
Liberty Networks	53.6	49.5	8	133.8	145.4	(8)
Liberty Puerto Rico	67.5	42.3	60	169.9	92.6	83
Liberty Costa Rica	32.7	27.5	19	113.1	107.2	6
Liberty Latin America[1]	284.1	232.4	22	835.2	681.2	23
1.Adjusted OIBDA less property and equipment additions for Liberty Latin America on a consolidated basis is a non-GAAP measure. Note that the sum of the reportable segments will not agree to the total for Liberty Latin America as we do not disclose amounts associated with our Corporate operations or intersegment eliminations. For the definition of Adjusted OIBDA less property and equipment additions and required reconciliations, see Non-GAAP Reconciliations section.

Summary of Debt, Finance Lease Obligations and Cash & Cash Equivalents
The following table details the U.S. dollar equivalent balances of the outstanding principal amounts of our debt and finance lease obligations, and cash and cash equivalents at September 30, 2025:

	Debt	Finance lease obligations	Debt and finance lease obligations	Cash, cash equivalents and restricted cash related to debt
	in millions

Liberty Latin America[1]	$2.8	$—	$2.8	$93.3
C&W2	4,907.7	—	4,907.7	369.5
Liberty Puerto Rico[3]	2,940.3	4.0	2,944.3	123.5
Liberty Costa Rica	508.2	—	508.2	23.4
Total	$8,359.0	$4.0	$8,363.0	$609.7

Consolidated Leverage and Liquidity Information:			September 30, 2025	June 30, 2025

Consolidated debt and finance lease obligations to operating loss ratio			(28.7)x	(20.1)x
Consolidated net debt and finance lease obligations to operating loss ratio			(26.6)x	(18.8)x
Consolidated gross leverage ratio[4]			4.9x	5.0x
Consolidated net leverage ratio[4]			4.6x	4.7x
Weighted average debt tenor[5]			4.7 years	4.9 years
Fully-swapped borrowing costs			6.8%	6.5%
Unused borrowing capacity (in millions)[6]			$912.8	$724.9
1.Represents the aggregate amount held by subsidiaries of Liberty Latin America that are outside our borrowing groups.
2.Represents the C&W borrowing group, including the Liberty Caribbean, Liberty Networks and C&W Panama reportable segments.
3.Cash amount includes restricted cash that serves as collateral against certain letters of credit associated with the funding received from the FCC to continue to expand and improve our fixed network in Puerto Rico.
4.Consolidated leverage ratios are non-GAAP measures. For additional information, including definitions of our consolidated leverage ratios and required reconciliations, see Non-GAAP Reconciliations section.
5.For purposes of calculating our weighted average tenor, total debt excludes vendor financing, debt related to the Tower Transactions, other debt and finance lease obligations.
6.At September 30, 2025, the full amount of unused borrowing capacity under the applicable credit facilities was available to be borrowed, both before and after completion of the September 30, 2025 compliance reporting requirements.

Residential Fixed ARPU per Customer Relationship
The following table provides residential fixed ARPU per customer relationship for the indicated periods:

	Three months ended			FX-Neutral[1]
	September 30, 2025	June 30, 2025	% Change	% Change
Reportable Segment:
Liberty Caribbean	$51.43	$50.84	1%	1%
C&W Panama	$37.62	$37.25	1%	1%
Liberty Puerto Rico	$78.71	$78.63	—%	—%
Liberty Costa Rica[2]	$36.67	$39.07	(6%)	(6%)
Cable & Wireless Borrowing Group	$47.94	$47.47	1%	1%
Residential Mobile ARPU
The following table provides residential ARPU per mobile subscriber for the indicated periods:

	Three months ended			FX-Neutral[1]
	September 30, 2025	June 30, 2025	% Change	% Change

Reportable Segment:
Liberty Caribbean	$16.03	$15.62	3%	3%
C&W Panama	$12.24	$12.15	1%	1%
Liberty Puerto Rico	$35.67	$36.72	(3%)	(3%)
Liberty Costa Rica[3]	$11.26	$11.35	(1%)	(1%)
Cable & Wireless Borrowing Group	$14.10	$13.87	2%	2%
1.The FX-Neutral change represents the percentage change on a sequential basis adjusted for FX impacts and is calculated by adjusting the current-period figures to reflect translation at the foreign currency rates used to translate the prior quarter amounts.
2.The ARPU per customer relationship amounts in Costa Rican colones for the three months ended September 30, 2025 and June 30, 2025 were CRC 18,516 and CRC 19,794, respectively.
3.The mobile ARPU amounts in Costa Rican colones for the three months ended September 30, 2025 and June 30, 2025 were CRC 5,687 and CRC 5,748, respectively.

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategies, priorities and objectives, financial and operational performance, growth expectations; our digital strategy, product innovation and commercial plans and projects; subscriber growth; expectations on demand for connectivity in the region; the recovery by our Puerto Rico operations; the impact of Hurricane Melissa on our business and operations; timing and use of proceeds from our weather derivative; the strength of our balance sheet and tenor of our debt; capital intensity expectations; our capital return policy; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as hurricanes and other natural disasters, political or social events, and pandemics, such as COVID-19, the uncertainties surrounding such events, the ability and cost to restore networks in the markets impacted by hurricanes or generally to respond to any such events; the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the ability to obtain regulatory approvals and satisfy the other conditions to closing with respect to the transaction with Millicom in Costa Rica; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Latin America
Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands BTC, Flow, Liberty and Más Móvil. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects over 30 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols “LILA” (Class A) and “LILAK” (Class C), and on the OTC link under the symbol “LILAB” (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations    Corporate Communications
Soomit Datta    ir@lla.com     Michael Coakley    llacommunications@lla.com

Additional Information | Cable & Wireless Borrowing Group
The following tables reflect preliminary unaudited selected financial results, on a consolidated C&W basis, for the periods indicated, in accordance with U.S. GAAP.

	Three months ended
	September 30,		Change	Rebased change[1]
	2025	2024
	in millions, except % amounts
Revenue	$661.8	$636.5	4%	4%

Operating income	$152.5	$94.4	62%

Adjusted OIBDA	$309.4	$286.5	8%	8%

Property & equipment additions	$92.4	$87.9	5%

Operating income as a percentage of revenue	23.0%	14.8%

Adjusted OIBDA as a percentage of revenue	46.8%	45.0%

Proportionate Adjusted OIBDA	$258.3	$237.9

	Nine months ended
	September 30,		Change	Rebased change[1]
	2025	2024
	in millions, except % amounts
Revenue	$1,926.4	$1,919.1	—%	1%

Operating income	$414.8	$272.8	52%

Adjusted OIBDA	$908.4	$837.6	8%	9%

Property & equipment additions	$251.7	$261.7	(4%)

Operating income as a percentage of revenue	21.5%	14.2%

Adjusted OIBDA as a percentage of revenue	47.2%	43.6%

Proportionate Adjusted OIBDA	$756.8	$697.2
1.    Indicated growth rates are rebased for the estimated impacts of a disposal and FX.

The following table details the U.S. dollar equivalent of the nominal amount outstanding of C&W's third-party debt and cash and cash equivalents:

		September 30,	June 30,
	Facility Amount	2025	2025
	in millions
Credit Facilities:
Revolving Credit Facility (Adjusted Term SOFR + 3.25%)	$156.0	$—	$24.1
Revolving Credit Facility (Term SOFR + 3.25%)	$460.0	—	70.9
Term Loan Facility B-6 due 2029 (Adjusted Term SOFR + 3.00%)	$590.0	590.0	590.0
Term Loan Facility B-7 due 2032 (Term SOFR + 3.25%)	$1,530.0	1,530.0	1,530.0
Total Senior Secured Credit Facilities		2,120.0	2,215.0
4.25% CWP Term Loan due 2028	$435.0	435.0	435.0
Regional and other debt		98.5	92.4
Total Credit Facilities		2,653.5	2,742.4
Notes:
7.125% USD Senior Secured Notes due 2032	$1,000.0	1,000.0	1,000.0
9.000% USD Senior Notes due 2033	$755.0	755.0	755.0
Total Notes		1,755.0	1,755.0
Vendor financing and Tower Transactions		499.2	496.6
Total third-party debt		4,907.7	4,994.0
Less: premiums, discounts and deferred financing costs, net		(45.5)	(46.8)
Total carrying amount of third-party debt		4,862.2	4,947.2
Less: cash and cash equivalents		(369.5)	(429.3)
Net carrying amount of third-party debt		$4,492.7	$4,517.9
•At September 30, 2025, our third-party total and proportionate net debt was $4.5 billion and $4.2 billion, respectively, our Fully-swapped Borrowing Cost was 6.3%, and the average tenor of our debt obligations (excluding vendor financing and debt related to the Tower Transactions) was approximately 5.8 years.
•Our portion of Adjusted OIBDA, after deducting the noncontrolling interests' share, (“Proportionate Adjusted OIBDA”) was $258 million for Q3 2025.
•C&W's Covenant Proportionate Net Leverage Ratio was 3.7x, which is calculated by annualizing the last two quarters of Covenant EBITDA in accordance with C&W's Credit Agreement.
•At September 30, 2025, we had maximum undrawn commitments of $680 million, including $72 million under our regional facilities. At September 30, 2025, the full amount of unused borrowing capacity under our credit facilities (including regional facilities) was available to be borrowed, both before and after completion of the September 30, 2025 compliance reporting requirements.

Liberty Puerto Rico (LPR) Borrowing Group
Liberty Puerto Rico Borrowing Group includes Liberty Communications PR Holding LP, which consolidates the respective restricted parent and it subsidiaries. The following tables reflect preliminary unaudited selected financial results, on a consolidated Liberty Puerto Rico basis, for the periods indicated, in accordance with U.S. GAAP:

	Three months ended
	September 30,		Change	Rebased change[1]
	2025	2024
	in millions, except % amounts
Revenue	$298.2	$308.2	(3)%	(5)%

Operating income (loss)	$23.8	$(486.6)	105%

Adjusted OIBDA	$95.5	$88.2	8%	7%

Property & equipment additions	$28.0	$45.9	(39)%

Operating income (loss) as a percentage of revenue	8.0%	(157.9)%

Adjusted OIBDA as a percentage of revenue	32.0%	28.6%

	Nine months ended
	September 30,		Change	Rebased change[1]
	2025	2024
	in millions, except % amounts
Revenue	$897.9	$944.0	(5)%	(7)%

Operating loss	$(460.0)	$(515.1)	11%

Adjusted OIBDA	$264.0	$228.4	16%	14%

Property & equipment additions	$94.1	$135.8	(31)%

Operating loss as a percentage of revenue	(51.2)%	(54.6)%

Adjusted OIBDA as a percentage of revenue	29.4%	24.2%
N.M. – Not Meaningful.
1.    Indicated growth rates are rebased for the estimated impacts of an acquisition.

The following table details the nominal amount outstanding of Liberty Puerto Rico's third-party debt, finance lease obligations and cash and cash equivalents:

		September 30,	June 30,
	Facility amount	2025	2025
	in millions
Credit Facilities:
Revolving Credit Facility (Adjusted Term SOFR + 3.50%)	$172.5	$56.5	$57.0
Unrestricted Subsidiary Secured Term Loan Facility due 2030 (9.75%)[1]	$208.0	208.0	—
Term Loan Facility due 2028 (Adjusted Term SOFR + 3.75%)	$620.0	620.0	620.0
Total Senior Secured Credit Facilities		884.5	677.0
Notes:
6.75% Senior Secured Notes due 2027	$1,161.0	1,161.0	1,161.0
5.125% Senior Secured Notes due 2029	$820.0	820.0	820.0
Total Notes		1,981.0	1,981.0
Vendor financing, Tower Transactions and other		74.8	89.4
Finance lease obligations		4.0	4.1
Total debt and finance lease obligations		2,944.3	2,751.5
Less: premiums and deferred financing costs, net		(25.8)	(14.3)
Total carrying amount of debt		2,918.5	2,737.2
Less: cash, cash equivalents and restricted cash related to debt[2]		(123.5)	(35.1)
Net carrying amount of debt		$2,795.0	$2,702.1
1.The debt under the Unrestricted Subsidiary Secured Term Loan Facility is incurred by entities within the Liberty Puerto Rico Borrowing Group that have been designated as “Unrestricted Subsidiaries” under, and in accordance with, terms governing the 6.75% Senior Secured Notes due 2027, the 5.125% Senior Secured Notes due 2029, the Term Loan Facility due 2028 and the Revolving Credit Facility. A more detailed presentation of this construct will be included in the reporting at the Liberty Puerto Rico Borrowing Group level.
2.Cash amounts include restricted cash that serves as collateral against certain letters of credit associated with funding received from the FCC to continue to expand and improve our fixed network in Puerto Rico.

•At September 30, 2025, our Fully-swapped Borrowing Cost was 6.9% and the average tenor of our debt (excluding vendor financing, debt related to the Tower Transactions and other debt) was approximately 3.0 years.
•At September 30, 2025, we had maximum undrawn commitments of $166 million. At September 30, 2025, the full amount of unused borrowing capacity under the applicable credit facilities was available to be borrowed, both before and after completion of the September 30, 2025 compliance reporting requirements.

Liberty Costa Rica Borrowing Group
The following tables reflect preliminary unaudited selected financial results, on a consolidated Liberty Costa Rica basis, for the periods indicated, in accordance with U.S. GAAP:

	Three months ended
	September 30,		Change
	2025	2024
	CRC in billions, except % amounts

Revenue	78.0	76.1	3%

Operating income	13.9	12.9	8%

Adjusted OIBDA	28.5	26.6	7%

Property & equipment additions	11.9	12.3	(3%)

Operating income as a percentage of revenue	17.8%	17.0%

Adjusted OIBDA as a percentage of revenue	36.5%	35.0%

	Nine months ended
	September 30,		Change
	2025	2024
	CRC in billions, except % amounts
Revenue	234.5	230.0	2%

Operating income	42.5	44.5	(4%)

Adjusted OIBDA	85.6	84.0	2%

Property & equipment additions	28.4	28.7	(1%)

Operating income as a percentage of revenue	18.1%	19.3%

Adjusted OIBDA as a percentage of revenue	36.5%	36.5%

The following table details the borrowing currency and Costa Rican colón equivalent of the nominal amount outstanding of Liberty Costa Rica's third-party debt and cash and cash equivalents:

	September 30,		June 30,
	2025		2025
	Borrowing currency in millions	CRC equivalent outstanding in billions

Revolving Credit Facility (Term SOFR + 4.25%)	$25.7	12.9	17.7
10.875% Term Loan A Facility due 2031[1]	$50.0	25.2	25.3
10.875% Term Loan B Facility due 2031[1]	$400.0	201.3	202.2
Term Loan A Facility due 2033 (Term SOFR + 3.50%)	$32.5	16.4	—
Total debt		255.8	245.2
Less: deferred financing costs		(5.9)	(5.8)
Total carrying amount of debt		249.9	239.4
Less: cash and cash equivalents		(11.8)	(6.2)
Net carrying amount of debt		238.1	233.2
Exchange rate (CRC to $)		503.3	505.5
1.From July 15, 2028 and thereafter, the interest rate is subject to increase by 0.125% per annum for each of the two Sustainability Performance Targets (as defined in the credit agreement) not achieved by Liberty Costa Rica by no later than December 31, 2027.

•At September 30, 2025, our Fully-swapped Borrowing Cost was 10.6% and the average tenor of our debt was approximately 5.2 years.
•LCR's Covenant Consolidated Net Leverage Ratio was 2.2x, which is calculated by annualizing the last two quarters of Covenant EBITDA in accordance with LCR’s Credit Agreement.
•At September 30, 2025, we had maximum undrawn commitments of $66.8 million (CRC 33.6 billion). At September 30, 2025, the full amount of unused borrowing capacity under the applicable credit facilities was available to be borrowed, both before and after completion of the September 30, 2025 compliance reporting requirements.

Subscriber Table

	Consolidated Operating Data — September 30, 2025
	Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Prepaid	Postpaid	Total Mobile Subscribers

Liberty Caribbean:
Jamaica	768,000	345,100	116,800	335,400	330,600	782,800	980,700	155,500	1,136,200
The Bahamas	125,700	30,000	7,400	25,700	29,000	62,100	127,400	24,000	151,400
Trinidad and Tobago	341,700	135,100	90,400	120,100	86,100	296,600	—	—	—
Barbados	140,600	85,200	37,600	80,000	65,600	183,200	73,700	59,000	132,700
Other	391,500	212,500	66,500	194,800	100,500	361,800	299,300	154,500	453,800
Total Liberty Caribbean	1,767,500	807,900	318,700	756,000	611,800	1,686,500	1,481,100	393,000	1,874,100
C&W Panama	990,100	277,300	175,600	270,800	253,000	699,400	1,513,700	445,300	1,959,000
Total C&W	2,757,600	1,085,200	494,300	1,026,800	864,800	2,385,900	2,994,800	838,300	3,833,100
Liberty Puerto Rico	1,196,200	522,700	215,600	497,500	282,000	995,100	175,500	514,100	689,600
Liberty Costa Rica[1]	858,800	293,600	205,900	283,600	108,300	597,800	1,012,500	1,147,500	2,160,000
Total	4,812,600	1,901,500	915,800	1,807,900	1,255,100	3,978,800	4,182,800	2,499,900	6,682,700

1.Our homes passed in Liberty Costa Rica include 54,000 homes on a third-party network that provides us long-term access.

Quarterly Subscriber Variance

	Fixed and Mobile Subscriber Variance Table — September 30, 2025 vs June 30, 2025
	Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Prepaid	Postpaid	Total Mobile Subscribers

Liberty Caribbean
Jamaica	—	1,200	(1,900)	1,800	1,300	1,200	(4,600)	12,600	8,000
The Bahamas	—	(800)	(400)	(900)	(700)	(2,000)	(5,500)	(900)	(6,400)
Trinidad and Tobago	—	(1,800)	(1,400)	(1,400)	(800)	(3,600)	—	—	—
Barbados	200	(300)	(400)	(100)	(700)	(1,200)	(200)	1,300	1,100
Other	2,000	(600)	(600)	400	(1,000)	(1,200)	(2,200)	3,600	1,400
Total Liberty Caribbean	2,200	(2,300)	(4,700)	(200)	(1,900)	(6,800)	(12,500)	16,600	4,100
C&W Panama	10,500	6,600	3,200	6,300	1,900	11,400	6,300	11,400	17,700
Total C&W	12,700	4,300	(1,500)	6,100	—	4,600	(6,200)	28,000	21,800
Liberty Puerto Rico	3,200	(8,000)	(3,200)	(7,200)	(1,300)	(11,700)	(5,100)	(7,600)	(12,700)
Liberty Costa Rica[1]	800	600	2,300	1,700	2,500	6,500	(51,300)	81,300	30,000
Total Organic Change	16,700	(3,100)	(2,400)	600	1,200	(600)	(62,600)	101,700	39,100
1.Liberty Costa Rica postpaid and prepaid variances include 21,600 subscribers that were migrated from prepaid to postpaid during the third quarter of 2025. These customers are part of a hybrid mobile plan that we initially expected would have had characteristics more of a prepaid arrangement, but as of Q3 2025 were considered more akin to postpaid subscribers in terms of attributes such as churn. These subscribers are now treated equivalently to postpaid subscribers in terms of monthly billing and collection cycles. Of the 21,600 subscribers, 11,500 were added in Q2 2025, 5,000 were added in Q1 2025 and 5,100 were added in late 2024 when this mobile plan was first launched. Adjusting to exclude these transfers from prepaid to postpaid, LLA’s and Liberty Costa Rica’s postpaid net additions for Q3 2025 would have been 80,100 and 59,700, respectively

Glossary
Adjusted OIBDA – Operating income or loss before share-based compensation and other Employee Incentive Plan-related expense, depreciation and amortization, provisions and provision releases related to significant litigation and impairment, restructuring and Other Operating Items. Other Operating Items includes (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration.
Adjusted OIBDA Margin – Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.
ARPU – Average revenue per unit refers to the average monthly subscription revenue (subscription revenue excludes interconnect, mobile handset sales and late fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO fixed services by the average of the opening and closing balances for customer relationships for the indicated period. ARPU per average mobile subscriber is calculated by dividing the average monthly mobile service revenue by the average of the opening and closing balances for mobile subscribers for the indicated period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per average RGU is calculated by dividing the average monthly subscription revenue from the applicable residential fixed service by the average of the opening and closing balances of the applicable RGUs for the indicated period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.
Consolidated Debt and Finance Lease Obligations to Operating Income Ratio – Defined as total principal amount of debt outstanding (including liabilities related to vendor financing, debt related to the Tower Transactions, other debt and finance lease obligations) to annualized operating income from the most recent two consecutive fiscal quarters.
Consolidated Net Debt and Finance Lease Obligations to Operating Income Ratio – Defined as total principal amount of debt outstanding (including liabilities related to vendor financing, debt related to the Tower Transactions, other debt and finance lease obligations) less cash, cash equivalents and restricted cash related to debt to annualized operating income from the most recent two consecutive fiscal quarters.
Customer Relationships – The number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our customer relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Customer relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two customer relationships. We exclude mobile-only customers from customer relationships.
FMC penetration – Calculated as Fixed Customer Relationships with a postpaid product as a percentage of total Fixed Customer Relationships, including both customers who have converged products and are receiving a financial or experience benefit from them and customers who have a postpaid product outside of an FMC bundle and are not receiving a financial or experience benefit from it.
Fully-swapped Borrowing Cost – Represents the weighted average interest rate on our debt (excluding finance leases and including vendor financing obligations, debt related to the Tower Transactions and other debt), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.
Homes Passed – Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our homes passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet (Broadband) RGU – A home, residential multiple dwelling unit or commercial unit that receives internet services over our network.
Leverage – Our gross and net leverage ratios, each a non-GAAP measure, are defined as total debt (total principal amount of debt outstanding, including liabilities related to vendor financing, debt related to the Tower Transactions, other debt and finance lease obligations, net of projected derivative principal-related cash payments (receipts)) and net debt to annualized Adjusted OIBDA of the latest two quarters. Net debt is defined as total debt less cash, cash equivalents and restricted cash related to debt. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.
Mobile Subscribers – Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.
NPS – Net promoter score.
Property and Equipment Addition Categories
•Customer Premises Equipment: Includes capitalizable equipment and labor, materials and other costs directly associated with the installation of such CPE;
•New Build & Upgrade: Includes capitalizable costs of network equipment, materials, labor and other costs directly associated with entering a new service area and upgrading our existing network;
•Capacity: Includes capitalizable costs for network capacity required for growth and services expansions from both existing and new customers. This category covers Core and Access parts of the network and includes, for example, fiber node splits, upstream/downstream spectrum upgrades and optical equipment additions in our international backbone connections;
•Baseline: Includes capitalizable costs of equipment, materials, labor and other costs directly associated with maintaining and supporting the business. Relates to areas such as network improvement, property and facilities, technical sites, information technology systems and fleet; and
•Product & Enablers: Discretionary capitalizable costs that include investments (i) required to support, maintain, launch or innovate in new customer products, and (ii) in infrastructure, which drive operational efficiency over the long term.
Proportionate Net Leverage Ratio (C&W) – Calculated in accordance with C&W's Credit Agreement, taking into account the ratio of outstanding indebtedness (subject to certain exclusions) less cash and cash equivalents to EBITDA (subject to certain adjustments) for the last two quarters annualized, with both indebtedness and EBITDA reduced proportionately to remove any noncontrolling interests' share of the C&W group.
Revenue Generating Unit (RGU) – RGU is separately a video RGU, internet RGU or telephony RGU. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in Puerto Rico subscribed to our video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. RGUs are generally counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled video, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as RGUs during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SOHO – Small office/home office customers.
Telephony RGU – A home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony RGUs exclude mobile subscribers.
Tower Transactions – Transactions entered into during 2023 associated with certain of our mobile towers across various markets that (i) have terms of 15 or 20 years and did not meet the criteria to be accounted for as a sale and leaseback and (ii) also include "build to suit" sites that we are obligated to construct over the next 4 years.
U.S. GAAP – Generally accepted accounting principles in the United States.
Video RGU – A home, residential multiple dwelling unit or commercial unit that receives our video service over our network, primarily via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Video RGUs that are not counted on an EBU basis are generally counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one RGU.
Additional General Notes
Most of our operations provide telephony, broadband internet, mobile data, video or other B2B services. Certain of our B2B service revenue is derived from SOHO customers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHO customers, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs and SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO customers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.
Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Puerto Rico. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.
While we take appropriate steps to ensure that subscriber and homes passed statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber and homes passed counting process. We periodically review our subscriber and homes passed counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber and homes passed statistics based on those reviews.

Non-GAAP Reconciliations
We include certain financial measures in this press release that are considered non-GAAP measures, including (i) Adjusted OIBDA and Adjusted OIBDA Margin, each on a consolidated basis, (ii) Adjusted Free Cash Flow, (iii) rebased revenue and rebased Adjusted OIBDA growth rates, (iv) consolidated leverage ratios, and (v) Adjusted OIBDA less property and equipment additions on a consolidated basis. The following sections set forth reconciliations of the nearest GAAP measure to our non-GAAP measures, as well as information on how and why management of the Company believes such information is useful to an investor.
Adjusted OIBDA
On a consolidated basis, Adjusted OIBDA is a non-U.S. GAAP measure. Adjusted OIBDA is the primary measure used by our CODM, our Chief Executive Officer, to evaluate segment operating performance. Adjusted OIBDA is also a key factor that is used by our internal decision makers to determine how to allocate resources to segments. Our internal decision makers believe Adjusted OIBDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our Adjusted OIBDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted OIBDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income or loss.
Adjusted OIBDA Less Property and Equipment Additions
We define Adjusted OIBDA less P&E Additions, which is a non-GAAP measure, as Adjusted OIBDA less P&E Additions on an accrual basis. Adjusted OIBDA less P&E Additions is a meaningful measure because it provides (i) a transparent view of Adjusted OIBDA that remains after our capital spend, which we believe is important to take into account when evaluating our overall performance and (ii) a comparable view of our performance relative to other telecommunications companies. Our Adjusted OIBDA less P&E Additions measure may differ from how other companies define and apply their definition of similar measures. Adjusted OIBDA less P&E Additions should be viewed as a measure of operating performance that is a supplement to, and not substitute for, U.S. GAAP Measure of income included in our condensed consolidated statement of operations.

A reconciliation of our operating income or loss to total Adjusted OIBDA, and Adjusted OIBDA less property and equipment additions is presented in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
	in millions
Operating income (loss)	$187.5	$(379.6)	$(17.4)	$(176.0)
Share-based compensation and other Employee Incentive Plan-related expense[1]	15.0	15.9	62.3	58.9
Depreciation and amortization	213.6	245.4	659.9	729.9
Impairment, restructuring and other operating items, net	17.3	521.4	550.2	553.6
Adjusted OIBDA	$433.4	$403.1	$1,255.0	$1,166.4
Less: Property and equipment additions	149.3	170.7	419.8	485.2
Adjusted OIBDA less property and equipment additions	$284.1	$232.4	$835.2	$681.2

Operating income (loss) margin[2]	16.9%	(34.9)%	(0.5)%	(5.3)%

Adjusted OIBDA margin[3]	39.0%	37.0%	38.2%	35.3%
1.Includes expense associated with our LTVP, the vesting of which can be settled in either common shares or cash at the discretion of Liberty Latin America’s Compensation Committee.
2.Calculated by dividing operating income or (loss) by total revenue for the applicable period.
3.Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.

Adjusted Free Cash Flow Definition and Reconciliation
We define Adjusted Free Cash Flow (Adjusted FCF), a non-GAAP measure, as net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, (ii) expenses financed by an intermediary, and (iii) proceeds received in connection with handset receivables securitization, less (a) capital expenditures, net, (b) principal payments on amounts financed by vendors and intermediaries, (c) principal payments on finance leases, (d) repayments made associated with a handset receivables securitization, and (e) distributions to noncontrolling interest owners. We believe that our presentation of Adjusted FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted FCF as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our consolidated statements of cash flows.
The following table provides the reconciliation of our net cash provided by operating activities to Adjusted FCF for the indicated period:

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
	in millions
Net cash provided by operating activities	$178.2	$177.5	$344.0	$357.7
Cash payments for direct acquisition and disposition costs	4.8	1.7	8.8	5.0
Expenses financed by an intermediary[1]	73.0	63.8	153.8	144.6
Capital expenditures, net	(122.2)	(126.5)	(358.2)	(376.7)
Principal payments on amounts financed by vendors and intermediaries	(111.5)	(84.0)	(257.3)	(236.0)
Principal payments on finance leases	(0.2)	(0.2)	(0.7)	(0.7)
Proceeds from (repayments of) handset receivables securitization, net	(5.7)	45.0	(18.7)	26.6
Adjusted FCF before distributions to noncontrolling interest owners	16.4	77.3	(128.3)	(79.5)
Distributions to noncontrolling interest owners	—	(11.8)	(29.1)	(22.5)
Adjusted FCF	$16.4	$65.5	$(157.4)	$(102.0)
1.For purposes of our consolidated statements of cash flows, expenses financed by an intermediary, including value-added taxes, are treated as operating cash outflows and financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we add back the operating cash outflows when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.

Rebase Information
Rebase growth rates are a non-GAAP measure. For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the current year, we have adjusted our historical revenue and Adjusted OIBDA to include or exclude the pre-acquisition amounts of acquired, disposed or transferred businesses, as applicable, to the same extent they are included in the current year. The businesses that were acquired or disposed of impacting the comparative periods are as follows:
i.LPR Acquisition (acquisition of spectrum and prepaid subscribers in Puerto Rico and USVI from EchoStar), which was completed on September 3, 2024; and
ii.C&W Panama DTH, which was shutdown on January 15, 2025.
In addition, we reflect the translation of our rebased amounts for the prior-year periods at the applicable average foreign currency exchange rates that were used to translate our results for the corresponding current-year period.

We have reflected the revenue and Adjusted OIBDA of the acquired entities in our prior-year rebased amounts based on what we believe to be the most reliable information that is currently available to us (in the case of the LPR Acquisition, an estimated carve-out of revenue and Adjusted OIBDA associated with the acquired business), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired entities during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present their revenue and Adjusted OIBDA on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted OIBDA that would have occurred if this transaction had occurred on the date assumed for purposes of calculating our rebased amounts or the revenue and Adjusted OIBDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis and should be viewed as measures of operating performance that are a supplement to, and not a substitute for, U.S. GAAP reported growth rates.

The following tables provide the aforementioned adjustments made to the revenue and Adjusted OIBDA amounts for the periods indicated, to derive our rebased growth rates. Due to rounding, certain rebased growth rate percentages may not recalculate.

In the tables set forth below:
•reported percentage changes are calculated as current period measure, as applicable, less prior-period measure divided by prior-period measure; and
•rebased percentage changes are calculated as current period measure, as applicable, less rebased prior-period measure divided by rebased prior-period measure.

The following tables set forth the reconciliation from reported revenue to rebased revenue and related change calculations.

	Three months ended September 30, 2024
	Liberty Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	Corporate	Intersegment eliminations	Total
	In millions
Revenue – Reported	$359.5	$188.0	$109.9	$308.2	$145.5	$4.5	$(26.4)	$1,089.2
Rebase adjustment:
Acquisition	—	—	—	6.3	—	—	—	6.3
Disposition	—	(0.3)	—	—	—	—	—	(0.3)
Foreign currency	(2.0)	—	0.6	—	5.2	—	(0.2)	3.6
Revenue – Rebased	$357.5	$187.7	$110.5	$314.5	$150.7	$4.5	$(26.6)	$1,098.8

Reported percentage change	3%	6%	6%	(3)%	6%	(22)%	N.M.	2%

Rebased percentage change	3%	6%	6%	(5)%	3%	(22)%	N.M.	1%
N.M. – Not Meaningful.

	Nine months ended September 30, 2024
	Liberty Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	Corporate	Intersegment eliminations	Total
	In millions
Revenue – Reported	$1,092.0	$554.4	$337.5	$944.0	$445.0	$15.5	$(81.8)	$3,306.6
Rebase adjustment:
Acquisition	—	—	—	25.2	—	—	—	25.2
Disposition	—	(2.4)	—	—	—	—	—	(2.4)
Foreign currency	(5.2)	—	(2.2)	—	10.0	—	(0.1)	2.5
Revenue – Rebased	$1,086.8	$552.0	$335.3	$969.2	$455.0	$15.5	$(81.9)	$3,331.9

Reported percentage change	1%	—%	1%	(5)%	4%	(28)%	N.M.	(1)%

Rebased percentage change	1%	—%	2%	(7)%	2%	(28)%	N.M.	(1)%
N.M. – Not Meaningful.

The following tables set forth the reconciliation from reported Adjusted OIBDA to rebased Adjusted OIBDA and related change calculations.

	Three months ended September 30, 2024
	Liberty Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	Corporate	Total
	In millions
Adjusted OIBDA – Reported	$157.7	$68.7	$59.3	$88.2	$50.8	$(21.6)	$403.1
Rebase adjustment:
Acquisition	—	—	—	0.7	—	—	0.7
Disposition	—	—	—	—	—	—	—
Foreign currency	(0.9)	—	—	—	1.8	—	0.9
Adjusted OIBDA – Rebased	$156.8	$68.7	$59.3	$88.9	$52.6	$(21.6)	$404.7

Reported percentage change	9%	5%	10%	8%	11%	(30)%	8%

Rebased percentage change	10%	4%	10%	7%	7%	(30)%	7%

	Nine months ended September 30, 2024
	Liberty Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	Corporate	Total
	In millions
Adjusted OIBDA – Reported	$465.3	$190.3	$181.6	$228.4	$162.5	$(61.7)	$1,166.4
Rebase adjustment:
Acquisition	—	—	—	2.9	—	—	2.9
Disposition	—	(0.9)	—	—	—	—	(0.9)
Foreign currency	(2.5)	—	(0.4)	—	3.6	—	0.7
Adjusted OIBDA – Rebased	$462.8	$189.4	$181.2	$231.3	$166.1	$(61.7)	$1,169.1

Reported percentage change	12%	8%	1%	16%	4%	(41)%	8%

Rebased percentage change	12%	8%	1%	14%	2%	(41)%	7%
The following tables set forth the reconciliation from reported revenue by product for our Liberty Caribbean segment to rebased revenue by product and related change calculations.

	Three months ended September 30, 2024
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions
Revenue by product – Reported	$124.9	$109.2	$234.1	$125.4	$359.5
Rebase adjustment:
Foreign currency	$(0.8)	(0.6)	(1.4)	(0.6)	(2.0)
Revenue by product – Rebased	$124.1	$108.6	$232.7	$124.8	$357.5

Reported percentage change	5%	2%	3%	1%	3%

Rebased percentage change	5%	2%	4%	2%	3%

	Nine months ended September 30, 2024
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions
Revenue by product – Reported	$385.2	$319.3	$704.5	$387.5	$1,092.0
Rebase adjustment:
Foreign currency	(1.9)	(1.7)	(3.6)	(1.6)	(5.2)
Revenue by product – Rebased	$383.3	$317.6	$700.9	$385.9	$1,086.8

Reported percentage change	1%	3%	2%	(2)%	1%

Rebased percentage change	1%	4%	2%	(1)%	1%

The following tables set forth the reconciliation from reported revenue by product for our C&W Panama segment to rebased revenue by product and related change calculations.

	Three months ended September 30, 2024
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions
Revenue by product – Reported	$32.4	$86.5	$118.9	$69.1	$188.0
Rebase adjustment:
Disposition	(0.3)	—	(0.3)	—	(0.3)
Revenue by product – Rebased	$32.1	$86.5	$118.6	$69.1	$187.7

Reported percentage change	(1)%	2%	1%	14%	6%

Rebased percentage change	—%	2%	1%	14%	6%

	Nine months ended September 30, 2024
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions
Revenue by product – Reported	$95.3	$243.2	$338.5	$215.9	$554.4
Rebase adjustment:
Disposal	(2.4)	—	(2.4)	—	(2.4)
Revenue by product – Rebased	$92.9	$243.2	$336.1	$215.9	$552.0

Reported percentage change	(1)%	8%	5%	(9)%	—%

Rebased percentage change	2%	8%	6%	(9)%	—%

The following tables set forth the reconciliation from reported revenue by product for our Liberty Puerto Rico segment to rebased revenue by product and related change calculations.

	Three months ended September 30, 2024
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Other revenue	Total revenue
	In millions
Revenue by product – Reported	$122.9	$125.0	$247.9	$54.1	$6.2	$308.2
Rebase adjustment:
Acquisition	—	6.3	6.3	—	—	6.3
Revenue by product – Rebased	$122.9	$131.3	$254.2	$54.1	$6.2	$314.5

Reported percentage change	—%	(2)%	(1)%	(16)%	21%	(3)%

Rebased percentage change	—%	(7)%	(4)%	(16)%	21%	(5)%

	Nine months ended September 30, 2024
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Other revenue	Total revenue
	In millions
Revenue by product – Reported	$374.1	$385.6	$759.7	$162.7	$21.6	$944.0
Rebase adjustment:
Acquisition	—	25.2	25.2	—	—	25.2
Revenue by product – Rebased	$374.1	$410.8	$784.9	$162.7	$21.6	$969.2

Reported percentage change	(1)%	(3)%	(2)%	(19)%	(8)%	(5)%

Rebased percentage change	(1)%	(9)%	(5)%	(19)%	(8)%	(7)%

Non-GAAP Reconciliation for Consolidated Leverage Ratios
We have set forth below our consolidated leverage and net leverage ratios. Our consolidated leverage and net leverage ratios (Consolidated Leverage Ratios), each a non-GAAP measure, are defined as (i) the principal amount of debt and finance lease obligations less cash and cash equivalents and restricted cash related to debt divided by (ii) last two quarters of annualized Adjusted OIBDA. We generally use Adjusted OIBDA for the last two quarters annualized when calculating our Consolidated Leverage Ratios to maintain as much consistency as possible with the calculations established by our debt covenants included in the credit facilities or bond indentures for our respective borrowing groups, which are predominantly determined on a last two quarters annualized basis. For purposes of these calculations, adjusted total debt and finance lease obligations is measured using swapped foreign currency rates. We believe our consolidated leverage and net leverage ratios are useful because they allow our investors to consider the aggregate leverage on the business inclusive of any leverage at the Liberty Latin America level, not just at each of our operations. Investors should view consolidated leverage and net leverage ratios as supplements to, and not substitutes for, the ratios calculated based upon measures presented in accordance with U.S. GAAP. Reconciliations of the numerator and denominator used to calculate the consolidated leverage and net leverage ratios as of September 30, 2025 and June 30, 2025 are set forth below:

	September 30, 2025		June 30, 2025
	in millions, except leverage ratios

Total debt and finance lease obligations	$8,280.0		$8,159.9
Discounts, premiums and deferred financing costs, net	83.0		72.6
Adjusted total debt and finance lease obligations	8,363.0		8,232.5
Less:
Cash and cash equivalents	596.7		514.4
Restricted cash related to debt[1]	13.0		13.0
Net debt and finance lease obligations	$7,753.3		$7,705.1

Operating income (loss)[2]:
Operating income for the three months ended March 31, 2025	N/A		$128.1
Operating loss for the three months ended June 30, 2025	$(333.0)		(333.0)
Operating income for the three months ended September 30, 2025	187.5		N/A
Operating loss – last two quarters	$(145.5)		$(204.9)
Annualized operating loss – last two quarters annualized	$(291.0)		$(409.8)
Adjusted OIBDA[3]:
Adjusted OIBDA for the three months ended March 31, 2025	N/A		$406.6
Adjusted OIBDA for the three months ended June 30, 2025	$415.0		415.0
Adjusted OIBDA for the three months ended September 30, 2025	433.4		N/A
Adjusted OIBDA – last two quarters	$848.4		$821.6
Annualized Adjusted OIBDA – last two quarters annualized	$1,696.8		$1,643.2

Consolidated debt and finance lease obligations to operating loss ratio	(28.7)	x	(20.1)	x
Consolidated net debt and finance lease obligations to operating loss ratio	(26.6)	x	(18.8)	x
Consolidated leverage ratio	4.9	x	5.0	x
Consolidated net leverage ratio	4.6	x	4.7	x
N/A – Not Applicable.
1.Amount relates to restricted cash at Liberty Puerto Rico that serves as collateral against certain letters of credit associated with the funding received from the FCC to continue to expand and improve our fixed network in Puerto Rico.

2.Operating income or loss is the closest U.S. GAAP measure to Adjusted OIBDA, as discussed in Adjusted OIBDA above. Accordingly, we have presented consolidated debt and finance lease obligations to operating income (loss) and consolidated net debt and finance lease obligations to operating income (loss) as the most directly comparable financial ratios to our non-GAAP consolidated leverage and consolidated net leverage ratios.
3.Adjusted OIBDA is a non-GAAP measure. See Adjusted OIBDA above for reconciliation of Adjusted OIBDA to the nearest U.S. GAAP measure for the three months ended September 30, 2025. A reconciliation of our operating income (loss) to Adjusted OIBDA for the three months ended June 30, 2025 and March 31, 2025 is presented in the following table:

	Three months ended
	June 30, 2025	March 31, 2025
	in millions
Operating income (loss)	$(333.0)	$128.1
Share-based compensation and other Employee Incentive Plan-related expense	13.3	34.0
Depreciation and amortization	217.5	228.8
Impairment, restructuring and other operating items, net	517.2	15.7
Adjusted OIBDA	$415.0	$406.6

Non-GAAP Reconciliations for Our Borrowing Groups
The financial statements of each of our borrowing groups are prepared in accordance with U.S. GAAP. We include certain financial measures for our C&W, Liberty Puerto Rico and Liberty Costa Rica borrowing groups in this press release that are considered non-GAAP measures, including: (i) Adjusted OIBDA; (ii) Adjusted OIBDA Margin; (iii) Proportionate Adjusted OIBDA, (iv) rebased revenue and (v) rebased Adjusted OIBDA.
Adjusted OIBDA for our borrowing groups is defined as operating income or loss before share-based compensation and other Employee Incentive Plan-related expense, depreciation and amortization, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Proportionate Adjusted OIBDA is defined as Adjusted OIBDA less the noncontrolling interests' share of Adjusted OIBDA. We believe these measures at the borrowing group level are useful to investors because they are one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measures may not be directly comparable to similar measures used by other public companies. These measures should be viewed as measures of operating performance that are a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income.
A reconciliation of C&W's operating income to Adjusted OIBDA and Proportionate Adjusted OIBDA is presented in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
	in millions
Operating income	$152.5	$94.4	$414.8	$272.8
Share-based compensation and other Employee Incentive Plan-related expense	4.7	5.7	17.3	20.1
Depreciation and amortization	125.0	149.4	377.1	445.9
Related-party fees and allocations	19.4	21.6	73.3	69.6
Impairment, restructuring and other operating items, net	7.8	15.4	25.9	29.2
Adjusted OIBDA	309.4	286.5	908.4	837.6
Less: Noncontrolling interests' share of Adjusted OIBDA	51.1	48.6	151.6	140.4
Proportionate Adjusted OIBDA	$258.3	$237.9	$756.8	$697.2

A reconciliation of Liberty Puerto Rico's operating income (loss) to Adjusted OIBDA is presented in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
	in millions
Operating income (loss)	$23.8	$(486.6)	$(460.0)	$(515.1)
Share-based compensation and other Employee Incentive Plan-related expense	2.1	1.0	4.7	5.4
Depreciation and amortization	52.0	61.2	174.8	186.0
Related-party fees and allocations	15.6	9.0	41.2	35.0
Impairment, restructuring and other operating items, net	2.0	503.6	503.3	517.1
Adjusted OIBDA	$95.5	$88.2	$264.0	$228.4
A reconciliation of Liberty Costa Rica's operating income to Adjusted OIBDA is presented in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
	CRC in billions
Operating income	13.9	12.9	42.5	44.5
Share-based compensation and other Employee Incentive Plan-related expense	0.2	0.2	0.8	0.6
Depreciation and amortization	13.8	13.2	40.7	37.7
Related-party fees and allocations	0.1	0.3	1.0	1.0
Impairment, restructuring and other operating items, net	0.5	—	0.6	0.2
Adjusted OIBDA	28.5	26.6	85.6	84.0

The following table sets forth the reconciliations from reported revenue for our C&W borrowing group to rebased revenue and related change calculations:

	Three months ended September 30, 2024	Nine months ended September 30, 2024
	in millions
Revenue – Reported	$636.5	$1,919.1
Rebase adjustment:
Disposal	(0.3)	(2.4)
Foreign currency	(1.5)	(7.5)
Revenue – Rebased	$634.7	$1,909.2

Reported percentage change	4%	—%

Rebased percentage change	4%	1%

The following table sets forth the reconciliation from Adjusted OIBDA for our C&W borrowing group to rebased Adjusted OIBDA and related change calculations:

	Three months ended September 30, 2024	Nine months ended September 30, 2024
	in millions
Adjusted OIBDA – Reported	$286.5	$837.6
Rebase adjustment:
Disposal	—	(0.9)
Foreign currency	(0.9)	(3.1)
Adjusted OIBDA – Rebased	$285.6	$833.6

Reported percentage change	8%	8%

Rebased percentage change	8%	9%